Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Intention to Voluntarily Delist from NASDAQ, Deregister its Common Stock and Repurchase up to $10 Million of its Common Stock

Grandview, Missouri (August 29, 2014) - NASB Financial, Inc. (NASDAQ: NASB) announced today that it has notified the NASDAQ Stock Market of its intention to voluntarily delist its common stock from the NASDAQ Capital Market. The Company intends to cease trading on NASDAQ Stock Market at the close of business on September 18, 2014. The Company’s obligation to file current and periodic reports with the Securities and Exchange Commission (“SEC”) will be terminated the same day upon the filing of the requisite notification with the SEC.

The decision of the Company’s Board of Directors to delist and deregister its common stock was based on numerous factors, including the significant cost savings of no longer filing periodic reports with the SEC plus reductions in accounting, audit, legal and other costs. The Company is eligible for deregistration because it currently has fewer than 300 holders of record of its securities. The Company expects that its obligation to file periodic reports, including Annual Reports on 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K will be suspended upon filing of a Form 15 with the SEC. Once delisted, the Company anticipates that its stock will be traded on the OTCQX Banks, which is operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities. The Company intends to retain the trading symbol NASB.

The Company also announced that its Board of Directors has approved a new share repurchase program, which authorized the Company to repurchase up to $10 million of its common stock. The authorized repurchases represent approximately 5% of current market capitalization. NASB does not have a specific timetable or commitment for the repurchase of these shares; however, subject to market factors, the Company plans to repurchase shares at prevailing market prices through open market or negotiated transactions. It expects to complete the authorized repurchases on a relatively consistent basis during fiscal 2015.

NASB Financial Inc., through its banking subsidiary, North American Savings Bank (the “Bank”), operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank, a nationwide residential mortgage lender, also has loan origination offices in greater Kansas City, Missouri.

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